Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spanish Broadcasting System, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-144286) on Form S-8 of Spanish Broadcasting System, Inc. (the “Company”) of our report dated March 30, 2012, with respect to the consolidated balance sheets of Spanish Broadcasting System, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income and cash flows, for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2011, annual report on Form 10-K of the Company.

/s/ KPMG LLP

March 30, 2012

Miami, Florida

Certified Public Accountants